Free Writing Prospectus Filed Pursuant to Rule 433

Registration No. 333-181339

Supplementing the Preliminary Prospectus Supplement dated

March 5, 2015 (To Prospectus dated May 11, 2012)

€500,000,000

0.625% Notes due 2020

Pricing Term Sheet

March 5, 2015

Issuer:	Whirlpool Corporation
Ratings*:	Moody’s: Baa2 (positive outlook) Standard & Poor’s: BBB (stable outlook) Fitch: BBB (stable outlook)
Rank:	Senior, Unsecured
Principal Amount:	€500,000,000
Offering Format:	SEC Registered
Maturity Date:	March 12, 2020
Coupon (Interest Rate):	0.625%
Listing:	Whirlpool Corporation intends to list the notes on the New York Stock Exchange under the symbol “WHR 20”
Price to Public:	99.574%
Yield to Maturity:	0.712%
Spread to Benchmark Bund:	+74 bps
Benchmark Bund:	OBL 0.00% due April 17, 2020
Benchmark Bund Price and Yield:	100.145;-0.028%
Spread to Mid Swaps:	+40 bps
Mid Swaps Yield:	0.312%
Interest Payment Date:	Annually on March 12, commencing March 12, 2016
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Make-Whole Call:	At any time at a discount rate of Comparable Government Bond Rate plus 12 basis points
Trade Date:	March 5, 2015
Settlement Date:	March 12, 2015 (T+5)
Change of Control Offer to
Purchase:	If Whirlpool experiences a Change of Control Repurchase Event, it will be required, unless it has exercised the right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
ISIN/Common Code/ CUSIP:	XS1200845003 / 120084500 / 963320 AU0
Joint Book-Running
Managers:	BNP Paribas HSBC Bank plc ING Bank N.V. The Royal Bank of Scotland plc

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas, toll free at 1-800-854-5674, HSBC Bank plc toll free at 1-866-811-8049, ING Bank N.V. at +32 2 557 1604 or The Royal Bank of Scotland plc at +44 20 7085 4154.